Exhibit 2
AMENDED AND RESTATED JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock of Global Med Technologies, Inc. and further agree that this Amended and Restated Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Amended and Restated Joint Filing Agreement this 5th day of September 2008.

VICTORY PARK CAPITAL ADVISORS, L.L.C.

By: Jacob Capital , L.L.C., its Manager

By: Name:	/s/ Richard Levy Richard Levy
Title:	Sole Member

VICTORY PARK SPECIAL SITUATIONS MASTER FUND, LTD.

By:	/s/ Richard Levy

Name:	Richard Levy
Title:	Attorney-in-Fact

JACOB CAPITAL, L.L.C.

By:	/s/ Richard Levy

Name:	Richard Levy
Title:	Sole Member

By:	/s/ Richard Levy

Richard Levy